ALLEGHENY ENERGY EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN*

*Working copy as amended effective December 30, 2001 (including all amendments adopted through May 31, 2002)

Article I
Introduction

          The Company established this Plan, comprised of a stock ownership plan and a savings plan, for the exclusive benefit of the Company and of participating Employees and their Beneficiaries. The stock ownership plan enabled Employees to become beneficial owners of shares of Common Stock of Allegheny Energy, Inc. at no cost to themselves as the funds for paying for such Stock came from tax credits or savings under the Internal Revenue Code that the Company got because of the stock ownership plan. The savings plan enables Employees to provide for their future through tax deferred pre-tax contributions (which are matched by Company contributions) and post-tax contributions. The savings plan is comprised of two portions: an employee stock ownership plan as described in Section 4975(e)(7) of the Internal Revenue Code, which is designed to invest primarily in shares of Common Stock of Allegheny Energy, Inc., and a profit sharing plan.

          The Plan is intended to continue as a qualified plan in accordance with Section 401(a) of the Internal Revenue Code of 1986, as amended from time to time (or any successor Revenue Code), and the Treasury Regulations and rulings issued pursuant to said Code (or any successor thereto).

          The office of the Plan is:

               Allegheny Energy, Inc.
               10435 Downsville Pike
               Hagerstown, MD 21740-1766

Article II
Definitions

          2.1     Account collectively refers to the Stock Account (if any), the Savings Account (if any), the ESOP Account (if any) and the Stock Loan ESOP Account maintained for each Member. Stock Account means the account in the stock plan maintained for each Member for each Plan Year to which are allocated and credited: (a) the Member's share of Company contributions for such Plan Year and (b) dividends and other earnings credited to such Account. Savings Account shall collectively refer to a Member's Pre-tax Contribution Account, Company Contribution Account, Post-tax Contribution Account, and Rollover Account in the savings plan, other than the employee stock ownership portion thereof; ESOP Account shall collectively refer to a Member's ESOP Pre-tax Contribution Account, ESOP Company Contribution Account, ESOP Post-tax Contribution Account and ESOP Rollover Account in the ESOP portion of the savings plan; Savings Account Balance shall mean on any date of determination the value of the Savings Account; and ESOP Account Balance shall mean on any date of determination the value of the ESOP Account.

          2.2     Allocation Date means the last day of the applicable Plan Year.

          2.3     Annual Additions means the sum for a Plan Year of Company contributions to the Member's Stock Account, Pre-tax Contribution Account, Company Contribution Account, ESOP Pre-tax Contribution Account, ESOP Company Contribution Account and Stock Loan ESOP Account; the Employee's contributions to the Post-tax Contribution Account and ESOP Post-tax Contribution Account, and any forfeitures or excess contributions as defined by the Code.

          2.4     Applicable Tax Year means the Tax Year in which the Plan Year begins.

          2.5     Beneficiary means a spouse to whom the Member has been married for at least one year or, subject to the consent of such spouse (if there be any), such other person or persons designated by a Member under the Company's group life insurance plan unless otherwise designated by him in a written instrument filed with the Employee Benefits Committee. Any spousal consent must be in a written instrument prescribed by and filed with the Employee Benefits Committee. If there is no Beneficiary designated or surviving when a death benefit becomes payable under the Plan, payment will be made to the first surviving class of the following classes of successive preference Beneficiaries: the Employee's (a) widow or widower, (b) surviving children, or surviving issue of deceased children, per stirpes, (c) surviving parents, (d) surviving brothers and sisters, or surviving issue of deceased brothers and sisters, per stirpes, (e) executor or administrators. In the sole discretion of the Employee Benefits Committee, any minor's share may be paid in installments to such adult or adults as, in its opinion, have assumed the custody and principal support of such minor.

          2.6     Break in Service means a twelve consecutive month period during which an Employee fails to perform an Hour of Service for the Company.

          2.7     Code means the Internal Revenue Code of 1986, as amended from time to time.

          2.8     Company means Allegheny Energy Service Corporation, Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company with their subsidiaries: Allegheny Pittsburgh Coal Company and Allegheny Generating Company; and AYP Capital, Inc., with its subsidiaries: Allegheny Communications Connect, Inc., Allegheny Energy Solutions, Inc., and AYP Energy, Inc.; Allegheny Energy Unit 1 and Unit 2, L. L. C.; and such subsidiaries or affiliates as the Board of Directors or Finance Committee of Allegheny Energy, Inc. may designate from time to time, all of which shall be referred to collectively as Allegheny Energy, Inc.

          2.9     Company Stock means common stock issued by Allegheny Energy, Inc. with voting power and dividend rights no less favorable than the voting power and dividend rights of other common stock issued by Allegheny Energy, Inc.

          2.10    Company Contribution Account means the portion of the Member's Savings Account Balance derived from Company contributions under Article 4 hereof. ESOP Company Contribution Account means the portion of the Member's ESOP Account Balance derived from Company contributions under Article 4 hereof.

          2.11     Compensation means all wage and salaries payable by the Company to a Member during any Plan Year determined prior to all pre-tax contributions made to any Company-sponsored plan, subject to Section 125 and Section 401(k) of the Code, or to a qualified transportation fringe maintained by the Company, subject to Section 132(f) of the Code.

          Compensation shall include a Member's base pay, overtime pay, shift differential, premium pay, commissions, payments under a non-executive variable or incentive compensation plan, and for certain eligible employees beginning on or after January 1, 1998, the lesser of:

(i)        the Member's award percentage received under the short-term incentive compensation plan, or

(ii)       the highest award percentage under the non-executive variable or incentive compensation plan,

and such other similar items as the Employee Benefits Committee may determine.

          Compensation shall not include bonuses, non-cash awards (i.e., spot awards), payments under any executive incentive compensation plan if there is no payment made under a non-executive variable or incentive compensation plan for the same or similar time period, all amounts attributable to items such as relocation expenses, educational allowances, the imputed value of life insurance, and such other similar items as the Employee Benefits Committee may determine.

          In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual compensation of each Employee taken into account under the Plan shall not exceed the Omnibus Budget Reconciliation Act of 1993 (OBRA '93) annual compensation limit. The OBRA '93 annual compensation limit is $150,000 as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period and the denominator of which is 12.

          For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

          If Compensation for any prior determination period is taken into account in determining an Employee's benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning on or after January 1, 1994, the OBRA '93 annual compensation limit is $150,000.

          2.12    Effective Date in the case of the stock ownership plan is January 1, 1976, in the case of the savings plan is July 1, 1984, and in the case of the employee stock ownership portion of the savings plan is December 30, 2001.

          2.13     Employee means any person employed by the Company on:

(i)       a regular or probationary full-time basis, or

(ii)      a temporary full-time, regular or probationary part-time, or temporary part-time basis, all of whom are scheduled to work at least 1,000 hours within a 12-month period (a) beginning with the date of employment or (b) within a Plan Year.

          Employee shall not include (1) any leased employee, including those as defined in Section 414(p) of the Code, (2) an employee who is represented by a collective bargaining agreement not eligible to participate in the Plan as a result of collective bargaining during which benefits under this Plan were discussed, and (3) an individual retained by the Company to perform services for the Company (for either a definite or indefinite duration) and is characterized thereby as in the capacity of a fee-for-service worker or independent contractor or in a similar capacity (rather than the capacity of an employee), regardless of such individual's status under common law, including, without limitation, a government agency or board or court or arbitrator, to be an employee of the Company for any purpose, including, without limitation, for purposes of any employee benefit plan of the Company (including this Plan) or for purposes of federal, state, or local tax withholding, employment tax or employment law.

          2.14     Employee Benefits Committee means the Allegheny Power System Employee Benefits Committee, as described in Article 6.

          2.15     Company Stock Ownership Plan Contributions means, for any portion of a Plan Year beginning on or after January 1, 1983 and ending December 31, 1986 with respect to which the Company made an election to claim an additional credit pursuant to Section 41G(c)(1)(B) of the Code, an amount equal to such additional credit determined pursuant to Sections 41G(a)(2) and 41G(c)(1)(B) of the Code.

          2.16     Employment Date means the first day on which an Employee completes an Hour of Service for the Company.

          2.17     Employment Termination Date means the earlier of the date (a) the Employee quits, resigns, is discharged or permanently laid-off, retires, or dies or (b) the first anniversary of the date the Employee is absent from service for any other reason.

          2.18     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

          2.19     Finance Committee means the Finance Committee of the Board of Directors of Allegheny Energy, Inc.

          2.20     First Day Participants means the group of employees who are Employees and Plan Members from the first day through the last day of the Applicable Tax Year.

          2.21     Highly Compensated Employee means an Employee who, in accordance with Section 414(q) of the Code, and with such rules and regulations as shall be promulgated by the Internal Revenue Service pursuant to such section,

(i)        at any time during the Plan Year or the preceding year with respect to the Company or a related entity was a 5% owner (as defined in Section 416(i)(1) of the Code), or

(ii)       earned more than $80,000 of Compensation in the preceding Plan Year.

Compensation for purposes of Section 2.21 means compensation payable by the Company to a Member for any Plan Year in accordance with Section 415(c)(3) of the Code and regulations thereunder.

          2.22     Hour of Service includes each hour for which an Employee is directly or indirectly paid, or entitled to payment, by the Related Entity for the performance of duties, and for reasons other than the performance of duties, during the Plan Year, and shall include periods of vacation, regular holidays, temporary illness, leaves of absence and military service at the rate of the Employee's normally scheduled work hours per day. An hour of employment includes each hour for which back pay, irrespective of mitigation or damage, has been either awarded or agreed to by the Related Entity. These hours shall be credited to the Employee for the computation period to which the award or agreement pertain rather than the computation period in which the award, agreement, or payment was made. Hours under this Section shall be calculated and credited pursuant to Section 2530.200 b-2(b) and (c) of the Department of Labor regulations, which are incorporated herein by reference.

          2.23     Investment Options means any investment program or fund which the Employee Benefits Committee (with the approval of the Finance Committee) makes available under the Plan.

          2.24     Member means each Employee who is a member of the stock ownership plan and/or savings plan pursuant to Article 7.

          2.25     Plan means the Allegheny Energy Stock Ownership and Savings Plan.

          2.26     Plan Year, prior to January 1, 2000, means the fiscal year of the Company. The Plan Year that begins on January 1, 2000 shall end on December 29, 2000, and each subsequent Plan Year shall begin on December 30 and end on the following December 29.

          2.27     Post-tax Contribution Account means the portion of the Member's Savings Account Balance derived from post-tax contributions. ESOP Post-tax Contribution Account means the portion of the Member's ESOP Account Balance derived from post-tax contributions.

          2.28     Probationary Employee means an Employee who occupies a full-time position for a trial period to determine fitness as a Regular Employee.

          2.29     Pre-tax Contribution Account means the portion of the Member's Savings Account Balance derived from the Member's pre-tax contributions under Article 4 hereof. ESOP Pre-tax Contribution Account means the portion of the Member's ESOP Account Balance derived from the Member's pre-tax contributions under Article 4 hereof.

          2.30     Recordkeeper means any person(s) or corporation designated by the Board of Directors of Allegheny Energy, Inc. to perform recordkeeping and other ministerial services for the Plan.

          2.31     Regular Employee means an Employee who has qualified for and occupies a full-time position.

          2.32     Related Entity means (i) all corporations which are affiliated with the Company in a controlled group of corporations within the meaning of Section 1563(a) of the Code, determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code, and (ii) all trades or businesses (whether or not incorporated) which are under common control with the Company as determined by regulations promulgated under Section 414(c) of the Code.

          2.33     Rollover Contribution Account means the portion of the Member's Savings Account Balance derived from a rollover amount from a qualified trust. ESOP Rollover Contribution Account means the portion of the Member's ESOP Account Balance derived from a rollover amount from a qualified trust.

          2.34     Specified Minimum Employer Contribution means an amount contributed by the Company to the Trustee pursuant to Section 4.1(J).

           2.35     Stock Loan means a loan or other extension or other extension of credit to the Plan which is used to finance the purchase of Company Stock, or to refinance a prior Stock Loan.

          2.36     Stock Loan ESOP Account means the account in the employee stock ownership plan maintained for each Member with respect to the allocation of Company Stock purchased with a Stock Loan.

          2.37     Stock Loan Suspense Account means the account to which shares of Company Stock purchased with a Stock Loan are allocated and held until released to Stock Loan ESOP Accounts of Members.

          2.38     Tax Year means the fiscal year of Allegheny Energy, Inc. which begins on January 1st and ends on December 31st.

          2.39     Trust Fund means the cash, Company Stock, Investment Options and other property held by the Trustee pursuant to the terms of the Trust Agreement established to hold the assets of the Plan.

          2.40     Trustee means any person(s) or corporation designated by the Board of Directors of Allegheny Energy, Inc. to hold the Trust Fund.

          2.41     Trust Agreement means the agreement between Allegheny Energy, Inc. and the Trustee.

          A pronoun or adjective in the masculine gender includes the feminine gender and the singular includes the plural, unless the context clearly indicates otherwise.

Article 3
Stock Ownership Plan

3.1     Company Stock Ownership Plan Contributions

(A)     Company Stock Ownership Plan Contributions for any portion of a Plan Year which occurred on or after January 1, 1983 and prior to January 1, 1987 were equal to:

(i)     One-half of one percent (.50%) of compensation, within the meaning of Section 415(c)(3), paid to stock ownership plan Members in respect of any portion of a Plan Year which occurred in calendar years 1983 and ended in 1986; less

(ii)     The total amount, if any, of recaptured tax credits attributable to Company Stock Ownership Plan Contributions to the stock ownership plan for prior Plan Years, and reductions pursuant to a final determination within the meaning of Section 41 in tax credits attributable to Company Stock Ownership Plan Contributions to the stock ownership plan for prior Plan Years, as provided in Section 41 of the Code.

(B)     Company Stock Ownership Plan Contributions were made in:

(i)     Cash;

(ii)     Shares of Company Stock, in which event such shares were valued at the daily average of the closing prices as published in The Wall Street Journal report of the New York Stock Exchange -- Composite Transactions for the twenty consecutive trading days immediately preceding the date of transfer of such shares to the Trustee; or

(iii)     Any combination of the foregoing.

(C)     Except as may otherwise be provided pursuant to regulations issued under Section 41 of the Code, Company Stock Ownership Plan Contributions for a Plan Year were, to the extent allocable to the additional credit under Section 41 of the Code which was allowed for the taxable year or allowed as a carryback to a preceding taxable year, paid to the Trustee no later than 30 days after the due date of the Company's federal income tax return for such Plan Year, including extensions of time granted for the filing thereof. To the extent such Company Stock Ownership Plan Contributions were allocable to that portion of such additional investment credit which was allowed as a carryover in a succeeding taxable year, the Contributions were, except as otherwise provided by such regulations, paid to the Trustee no later than 30 days after the due date of the Company's Federal income tax return for such succeeding taxable year, including extensions of time granted for the filing thereof. All Company Stock Ownership Plan Contributions paid to the Trustee shall remain in the Plan regardless of whether the additional investment credit attributable to such Company Stock Ownership Plan Contributions is recaptured or redetermined.

(D)     No Member Contributions were required or permitted under the stock ownership plan.

3.2     Investments in Company Stock

(A)     Subject to the payment of stock ownership plan expenses provided for in Section 6.1, any cash Stock Ownership Plan Contributions transferred to the Trust Fund were used to purchase Company Stock within 30 days of receipt thereof by the Trustee.

(B)     All earnings [less expenses provided for in Section 6.1] shall be allocated among all stock ownership plan Members on the basis of the number of shares credited to their accounts for each Plan Year and shall be applied to the purchase of additional shares of Company Stock which may be purchased directly from the Company through its Dividend Reinvestment and Stock Purchase Plan.

3.3     Allocation of Contributions

(A)     Company Stock Ownership Plan Contributions for each Plan Year were allocated and credited as of the Allocation Date to the Stock Account of each stock ownership plan Member who was in the employ of the Company during such Plan Year in the proportion that the Member's total Compensation not in excess of $100,000 during the Plan Year bore to the total of all Compensation, not in excess of $100,000 in the case of any stock ownership plan Member, paid to all stock ownership plan Members during the Plan Year.

(B)     All amounts allocated to stock ownership plan Members' Accounts shall be nonforfeitable.

3.4     Distributions While Employed

(A)     A stock ownership plan Member, who is an employee, may request to have his Stock Ownership Plan Account for a Plan Year distributed to him after the 84th month beginning after the month in which the Company Stock Ownership Plan Contribution was allocated to the Stock Ownership Plan Account. Such request shall be made on a form prescribed by the Employee Benefits Committee and must be received by such Committee at least 30 days prior to the end of the 84-month period. If the Committee has not received a proper request pursuant to this Section 3.4(A), a stock ownership plan Member shall not be entitled to receive distribution of his Stock Ownership Plan Account for the Plan Year until his Termination, as provided in Section 7.2(A).

3.5     Diversification. Each stock ownership plan Member who has both attained age 55 and completed 10 years of service may elect, in accordance with procedures established by the Employee Benefits Committee as to the time, form and manner in which the election is made, elect to have up to 100% of the shares of Company Stock in his Stock Account transferred to his Savings Account and invested according to the Member's designation of Investment Options. Each such Member shall be notified in writing prior to the date the Member attains age 55 and completes 10 years of service of his rights to diversify his Stock Account and of the Investment Options then available.

Article 4
Savings Plan

4.1     Member and Company Contributions

(A)     Pre-tax Contributions. Each Employee who is eligible for membership in the Savings Plan may elect to have the Company contribute not less than two percent nor more than twelve percent (in multiples of one percent) of his Compensation as he shall elect subject to the limits of Section 4.4 and Section 4.5. Such contribution shall be accomplished through direct reduction of Compensation in each payroll period that the election is in effect. A Member may elect to reduce, increase, discontinue, or resume such contributions by notifying the Recordkeeper. An election shall be effective as soon as practicable following the receipt of the election data by the Payroll area. All pre-tax contributions shall be paid to the Trustee no later than thirty days after the payroll period for which such contributions were withheld. Each Member's pre-tax contributions which are invested in Company Stock, as adjusted for investment gain or loss and income or expense, constitute such Member's ESOP Pre-tax Contribution Account; each Member's ESOP Pre-tax Contributions which are invested other than in Company Stock, as adjusted for investment gain or loss and income or expense, constitute such Member's Pre-tax Contribution Account.

(B)       Company Contributions. Company contributions shall be made equal to fifty percent of a Member's first six percent of pre-tax contributions, shall not exceed three percent of his Compensation, and shall be reduced by the aggregate fair market value of the shares of Company Stock which are released from the Stock Loan Suspense Account during any Plan Year (other than shares released with respect to Allocated Dividends pursuant to Section 4.7(D)). Company contributions made on behalf of a Member which are invested in Company Stock, as adjusted for investment gain or loss and income or expense, constitute such Member's ESOP Company Contribution Account; Company contributions made on behalf of a Member which are invested other than in Company Stock, as adjusted for investment gain or loss and income or expense, constitute such Member's Company Contribution Account. Such Company contributions shall be paid to the Trustee, at least quarterly, in cash or Company Stock or both. Company Stock shall be valued at the average of the daily high and low sales prices of the common stock published in The Wall Street Journal report of the New York Stock Exchange -- Composite Transactions for the period of ten consecutive trading days immediately preceding the date of transfer of such shares to the Trustee. Cash so transferred to the Trustee and the income from the Company Contribution Account shall be used to purchase Company Stock within thirty days of receipt thereof by the Trustee. Such purchase may be effected through the Dividend Reinvestment and Stock Purchase Plan.

(C)       Post-tax Contributions. Each employee who is eligible for membership in the savings plan may elect post-tax contributions (in multiples of one percent) up to six percent of his Compensation subject to the limits of Section 4.5. A Member may elect to reduce, increase, discontinue, or resume such contributions by notifying the Recordkeeper. Any election shall be effective as soon as practicable following the receipt of the election data by the Members' Company Payrolls Section. All post-tax contributions shall be paid to the Trustee no later than thirty days after the payroll period for which such contributions were withheld. Each Member's post-tax contributions which are invested in Company Stock, as adjusted for investment gain or loss and income or expense, constitute such Member's ESOP Post-tax Contribution Account; each Member's post-tax contributions which are invested other than in Company Stock, as adjusted for investment gain or loss and income or expense, constitute such Member's Post-tax Contribution Account.

(D)      Vesting. A Member shall at all times have a nonforfeitable interest in his Pre-tax Contribution Account, Post-tax Contribution Account, Rollover Account, ESOP Pre-tax Contribution Account, ESOP Post-tax Contribution Account and ESOP Rollover Account. A Member shall have a fully vested and nonforfeitable interest in his Stock Loan ESOP Account, Company Contribution Account and ESOP Company Contribution Account after completing one year of Vesting Service. Notwithstanding the foregoing, a Member shall be fully vested in his Account upon attainment of age 55 while an active Employee.

(E)      Vesting Service. A Member shall receive credit for a year of service for vesting purposes if he completes 12 concessive months of service beginning with the date of employment or within a Plan Year.

(F)      Computation Period. The computation period for purposes of determining Vesting Service and Breaks in Service shall be determined by the number of full calendar months between an Employee's Employment Date and Employment Termination Date.

If a participant who does not have a nonforfeitable right to any Employer contribution incurs a Break in Service and the number of consecutive Breaks in Service exceeds five years, such prior service will not be taken into account for Vesting Service should the individual requalify for Plan participation.

If a participant who does not have a nonforfeitable right to any Employer contribution incurs a Break in Service and the number of consecutive Breaks in Service does not exceed five years, such prior service will be taken into account for Vesting Service if the individual should requalify for Plan participation.

(G)      Forfeitures. Any balance in the account of a Member who has separated from service to which he is not entitled shall be forfeited and applied to reduce Employer Contributions. A forfeiture may only occur if the Member has received a distribution from the Plan or if the Member has incurred five consecutive one year Breaks in Service.

(H)      Rollover Account. Each Member may contribute to a separate Rollover Contribution Account an amount constituting a 'rollover amount' from a 'qualified trust', of a previous employer, within the meaning of Section 401(a) of the Code. Each Member's rollover contributions which are invested in Company Stock, as adjusted for investment gain or loss and income or expense, shall constitute such Member's ESOP Rollover Contribution Account; each Member's rollover contributions which are invested other than in Company Stock, as adjusted for investment gain or loss and income or expense, shall constitute such Member's Rollover Contribution Account. An Employee not yet eligible because of age and service to become a Member of the savings plan may establish an ESOP Rollover Contribution Account and a Rollover Contribution Account.

(I)       Earnings Limitation. Pre-tax and Company contributions shall be made from the consolidated net earnings of the Company for the fiscal year in which the Plan Year ends as determined by the Company upon the basis of its books of account, in accordance with generally accepted accounting principles to the extent applicable, but without any deduction for any tax on income or for contributions to this Plan. If there are no such current net earnings, the contributions may be made from retained earnings from prior fiscal years.

(J)       Specified Minimum Employer Contributions. Notwithstanding any provision of the Plan to the contrary, the following provisions shall govern the treatment of Specified Minimum Employer Contributions.

(i)       Frequency and Eligibility. For each Plan Year, the Company shall make a discretionary Specified Minimum Employer Contribution on behalf of First Day Participants. The Specified Minimum Employer Contribution will be based on Compensation earned by the First Day Participants in the Applicable Tax Year. The Specified Minimum Employer Contribution for each Plan Year shall be in an amount determined by the Board of Directors of Allegheny Energy, Inc., or its delegate, by appropriate resolution on or before the last day of the Applicable Tax Year.

(ii)       Allocation Method. Each First Day Participant's share shall be determined as follows:

(a)       The Specified Minimum Employer Contribution shall be allocated during the Plan Year as Pre-Tax Contributions described in Section 4.1(A) of the Plan and Company Contributions described in Section 4.1(B) of the Plan, to the Pre-Tax Contributions Account and Company Contributions Account of each First Day Participant pursuant to Sections 4.1(A) and 4.1(B) of the Plan. Such Company Contributions shall be made without regard to any last-day requirement, or any other service requirement.

(b)       Second, if any of the Specified Minimum Employer Contribution remains after the allocation in Section 4.1(J)(ii)(a) above, the remainder shall, to the extent allowable under Section 415 of the Code, to be allocated as an additional Company Contribution on the last day of the Plan Year to each First Day Participant's Company Contribution Account, as defined in Section 2.10, in the ratio that such First Day Participant's Pre-Tax Contributions of all First Day Participants during the Plan Year.

The Specified Minimum Employer Contributions allocated as an additional Company Contribution shall be treated in the same manner as Company Contributions for all purposes of the Plan.

(c)       The Employee Benefits Committee shall reduce the proportionate allocation under Section 4.1(J)(ii)(b) above, to Members who are Highly Compensated Employees to the extent necessary to comply with the provisions of Section 401(a)(4) of the Code and the regulations thereunder. Any such amount will be allocated and reallocated to the remaining Members to the extent allowed under Section 415 of the Code.

Notwithstanding any other provision of the Plan to the contrary, any allocation of Pre-Tax Contributions to a First Day Participant's Pre-Tax Contribution Account shall be made under Section 4.1(A) of the Plan or this Section, as appropriate, but not both Sections. Similarly, any allocation of Company Contributions to a First Day Participant's Company Contributions Account shall be made under either Section 4.1(B) of the Plan or this Section, as appropriate, but not both sections.

(iii)     Timing, Medium and Posting. The Company shall make the Specified Minimum Employer Contribution in cash or in Stock or any combination thereof, in one or more installments without interest, at any time during the Plan Year, and for purposes of deducting such Contribution, not later than the Company's federal tax return filing date including extensions, for its Tax Year that ends within such Plan Year. The Trustee shall post such amount to each First Day Participant's Pre-Tax Contributions Account or Company Contributions Account, once the allocations under (a) through (c) above, are determined.

(iv)      Deduction Limitation. In no event shall the Specified Minimum Employer Contribution, when aggregated with other Company and Member contributions for the Company's Tax Year that ends within such Plan Year, exceed the amount deductible by the Company for federal income tax purposes for such Tax Year.

4.2      Administration of Savings Plan Funds

(A)      Investment Control. The management and control of the Trust Fund shall be vested in the Administrator which shall be solely responsible for giving the Trustee instructions as to the investment and distribution of the Trust Fund's assets.

(B)      Member-Directed Investments. Savings Plan Members, subject to such reasonable restrictions as the Employee Benefits Committee may impose for administrative convenience, may designate what percentage of their Savings Account (excluding the ESOP Company Contribution Account, except as provided in Section 4.6, and the Company Contribution Account) will be invested in each of the Investment Options.

(C)      No Member Election. If a Member does not make a formal and confirmed designation of an Investment Option, the Employee Benefits Committee shall direct the Trustee to invest all amounts held or received on account of such Member in such Investment Option as is designated by the Employee Benefits Committee for this purpose.

(D)      Valuations. The Savings Plan and each Member's Account shall be valued daily by the Trustee at fair market value as of each date.

4.3       Savings Plan Withdrawals While Employed

(A)      Post-tax Contributions. A Member, who is an employee and has made post-tax contributions, may withdraw such contributions at any time by submitting a written request to the Plan's Recordkeeper specifying the amount to be withdrawn. Payment shall be made to the Member as soon as practicable after the date the request is filed. The withdrawal may not exceed the balance in the Member's Post-tax Contribution Account.

(B)      Hardship. A Member, who is an employee and has withdrawn the total amount available under Section 4.3(A), may also withdraw amounts from the Member's Pre-tax Contribution Account and Rollover Account by submitting a written request to the Employee Benefits Committee at such time and in such manner as shall be prescribed by the Employee Benefits Committee subject to the following provisions:

(i)        The withdrawal request must be for an immediate and heavy financial need created by hardship and funds are not readily available from other sources.

(ii)       The amount withdrawn net of tax withholding may not exceed the actual expense incurred or to be incurred by the Member on account of such hardship. Withdrawal is limited to pre-tax contributions to date, and accrued income on pre-tax contributions as of December 31, 1988.

(iii)      The determination of the existence of financial hardship and the amount required to be distributed to meet the need created by the hardship, shall be made by the Employee Benefits Committee. All determinations regarding financial hardships shall be made in accordance with written procedures.

The following situations may constitute an immediate and heavy financial need:

(a)       Medical expenses (other than amounts paid by insurance) incurred by the Member, the Member's spouse, or any eligible dependent of the Member;

(b)       Costs relating to the Member's purchase of a principal residence (not including mortgage payments);

(c)       Payments of tuition, room and board, and related fees (for the next 12 months) of post-secondary education for the Member, Member's spouse, or any eligible dependent of the Member.

(d)       Payments necessary to prevent eviction of the Member from the principal residence or to avoid foreclosure on the mortgage on that residence.

(iv)       If the Employee Benefits Committee approves a withdrawal pursuant to this Section 4.3(B), then the withdrawal amount shall be paid as soon as practicable.

Upon approval and distribution of a hardship withdrawal, a Member must suspend all contributions to the plan. An election to resume contributions shall not be effective until the beginning of the quarter following at least 90 days of no contributions.

(C)       Loans

(i)       Committee Discretion. The Employee Benefits Committee, in its discretion, shall have the right to direct the Trustee to make a loan(s) to any Member who is an employee and requests the same. Effective for all loans acquired after October 18, 1989 all such loans shall bear a reasonable rate of interest, shall be reasonably secured and shall be subject to the other requirements of this Section, the Loan Rules (Exhibit I), and such other rules which the Committee shall from time to time prescribe. Eligibility for and the rules with respect to loans shall be uniformly applied to all Members. Loans shall not be made available to Highly Compensated Employees, as defined in Section 414(q) of the Code in an amount greater than the amount made available to other Members. Nothing in this Section shall require the Employee Benefits Committee to make loans available to Members.

(ii)       Spousal Consent. A loan by a married Member in the plan requires the written consent of the Member and his spouse within 90 days of making the loan. Such consent shall thereafter be binding with respect to the consenting spouse or any subsequent spouse with respect to that loan. If spousal consent is not available due to the disability or unavailability of the spouse, the Plan Administrator may waive the spousal consent requirement.

4.4    (A)     Maximum Pre-tax Contribution Limit. The maximum amount that an Employee can elect to defer to the Pre-tax Contribution Account for any taxable year under the savings plan is limited to $9,240 adjusted for increases in the cost of living pursuant to Section 402(g)(5) of the Code. A Member's elective contributions for his or her taxable year under the Plan and all other plans, contracts and arrangements of the Company will not exceed the limit imposed by Section 402(g) of the Code for the calendar year with or within which such taxable year begins pursuant to Section 401(a)(30) of the Code.

(B) Excess Deferred Contributions. In any Plan Year of the Member if the total amount deferred to the Pre-tax Contribution Account exceeds the limit set forth in Section 4.4(A), the amount in excess of the limit will be included in the Member's gross income for such year. The amount of excess contributions adjusted for any gains or losses will be distributed to the Member no later than April 15 after the close of the Plan Year. All gains or losses will be treated as earned and received in the year of distribution.

          The excess deferred contributions shall be adjusted for any income or loss. The income or loss allocable to excess deferred contributions is the income or loss allocable to the Member's elective deferred account for the taxable year multiplied by a fraction, the numerator of which is such Member's excess elective deferrals for the year and the denominator is the Member's account balance attributable to elective deferrals without regard to any income or loss occurring during such taxable year.

          In any taxable year of the Member if the total amount of elective deferrals (as defined in Section 402(g)(3) of the Code) on behalf of a Member to all plans qualified under Section 401(a) of the Code in which a Member participates exceeds the limit set forth in Section 4.4(A), a Member, not later than the March 1 following the end of a Plan Year, may submit a written statement to the Employee Benefits Committee which:

(i)        sets forth that the sum of (1) the pre-tax contributions made to the Member's account for such Plan Year and (2) the Member's other elective deferrals for such Plan Year exceeds the amount provided for in Section 4.4(A), and

(ii)       sets forth the amount of pre-tax contributions which are to be treated as excess elective deferrals.

          In such case, not later than the April 15 following the end of the Plan Year there shall be distributed to the Member such amount of pre-tax contributions, adjusted for any gain or loss allocable thereto for such Year.

4.5(A)     Pre-tax, Post-tax, and Company Contribution Limitation. The Employee Benefits Committee, at its sole discretion, may limit the maximum amount of the pre-tax, post-tax, and Company contribution for all Members or any class of Members to the extent it determines that such limitation is appropriate or that such limitation is necessary to keep the Plan in compliance with applicable rules for tax qualification under Sections 401(a) and (k) of the Code. Such limitation shall be effective for all payroll periods beginning as soon as practicable following the announcement of the limitation.

(B) Pre-tax Contribution Limitation. In respect of each Plan Year, pre-tax contributions must satisfy one of the following tests:

(i)        The actual deferred percentage under the Plan by Highly Compensated Employees for a Plan Year may not exceed 125 percent of the actual deferral percentage of all non-highly compensated Employees who are (or are eligible to become) Members pursuant to Section 7.1, or

(ii)       The excess of the actual deferral percentage of the Highly Compensated Employees over that of all other eligible Employees may not be more than two percentage points and the actual deferral percentage for the group of Highly Compensated Employees may not be more than the actual deferral percentage of all non-highly compensated Employees multiplied by two.

          The 'actual deferral percentage' for the Highly Compensated Employees and the non-highly compensated Employees for a Plan Year is the average of the ratios, calculated separately for each Employee in such group, of the amount of Pre-tax Contributions paid under the Plan for such Plan Year on behalf of each such Employee for such Plan Year, to the Employee's Compensation for such Plan Year (prior to any deferral hereunder).

          For purposes of Section 4.5, 'Excess Contributions' for a Plan Year shall be the excess of:

(i)       The aggregate amount of Company contributions actually paid to the Trust on behalf of Highly Compensated Employees for such Plan Year, over

(ii)       The maximum amount of such contributions permitted under Section 401(k)(3)(A)(ii) of the Code, determined by reducing contributions made on behalf of Highly Compensated Employees on the basis of the amount of pre-tax contributions made by each Highly Compensated Employee to the extent necessary to satisfy one of the tests described in the first paragraph of this subsection.

          If neither of the tests set forth above would be satisfied in any Plan Year, the Employee Benefits Committee shall make the following adjustments to the Excess Contributions, to the extent required for each Member who is a Highly Compensated Employee, so that one of the tests will be satisfied:

(1)       first, by reducing the pre-tax contributions by the Company under Section 4.1(A) with respect to the balance of the Compensation payable to the Member for that Plan Year; and

(2)       second, no later than the end of the following Plan Year, by either (a) paying to the Member in cash a portion of the Pre-tax Contribution Account or ESOP Pre-tax Contribution Account pursuant Section 4.1(A) (adjusted for any gain or loss allocable thereto for such Plan Year), or (b) if elected by the Member, treating a portion of the pre-tax contributions pursuant to Section 4.1(A) as a post-tax contribution under Section 4.1(C) for all purposes under the Plan. Failure to correct Excess Contributions by the end of the following Plan Year will cause the Plan to fail to satisfy the requirements of Section 401(k)(3) of the Code for the Plan Year for which the Excess Contributions were made and for all subsequent years they remain in the Trust Fund. In addition, the Company will be liable for a 10% excise tax on the amount of Excess Contributions unless they are corrected within 2-1/2 months after the end of the Plan Year for which they are made.

          Excess Contributions shall be adjusted for any income or loss. The income or loss allocable to Excess Contributions is the income or loss allocable to the Member's Pre-tax Contribution Account or ESOP Pre-tax Contribution Account (and, if applicable, the Company Contribution Account or ESOP Company Contribution Account) for the Plan Year multiplied by a fraction, the numerator of which is such Member's Excess Contributions for the year and the denominator is the Member's account balance attributable to pre-tax contributions and Company contributions, (if any of such contributions are included in the actual deferred percentage test) without regard to any income or loss occurring during such Plan Year.

          The Employee Benefits Committee shall make the adjustments referred to in this Section only for each Member who is a Highly Compensated Employee whose ratio for the Plan Year of pre-tax contributions pursuant to Section 4.1(A) to Compensation does not satisfy either of the tests set forth in the preceding paragraph, determined as if such Member were the only Highly Compensated Employee.

          The amount of Excess Contributions for a Highly Compensated Employee will be determined on the basis of the amount of pre-tax contributions made by each of the Highly Compensated Employees to the extent necessary to satisfy the average deferral percentage (ADP) test. This process shall be repeated until the ADP test is satisfied.

          Failure to correct Excess Contributions by the close of the Plan Year following the Plan Year for which they were made will cause the cash or deferred arrangement to fail to satisfy the requirements of Section 401(k)(3) of the Code for the Plan Year for which the Excess Contributions were made and for all subsequent years they remain in the Trust Fund. Also, the Company will be liable for a 10% excise tax on months after the close of the Plan Year for which they were made.

          The recharacterized Excess Contributions will remain subject to the nonforfeitability requirements and distribution limitations that apply to elective contributions pursuant to Section 1.401(k)-1(f)(3)(ii) of the Treasury Regulations.

          (C)       Company Contribution and Post-tax Contribution Limitations. In respect of each Plan Year, the sum of Company contributions and post-tax contributions must satisfy one of the following tests:

(i)       the actual contribution percentage under the Plan by Highly Compensated Employees for a Plan Year may not exceed 125 percent of the actual contribution percentage of all non-highly compensated Employees who are (or eligible to become) Members pursuant to Section 7.1, or

(ii)       the excess of the actual contribution percentage of the Highly Compensated Employees over that of all other eligible Employees may not be more than two percentage points and the actual contribution percentage for the group of Highly Compensated Employees may not be more than the actual contribution percentage of all non-highly compensated Employees multiplied by two.

          The 'actual contribution percentage' for the Highly Compensated Employees and the non-highly compensated employees for a Plan Year is the average of the ratios, calculated separately for each Employee in such group, of sum of the amount of Company contributions and Employee post-tax contributions paid under the Plan for such Plan Year, to the Employee's Compensation for such Plan Year (prior to any deferral hereunder).

          If neither of the tests set forth in the preceding paragraphs would be satisfied in any Plan Year, the Employee Benefits Committee shall make the following adjustments to the Excess Contributions, to the extent required for each Member who is a Highly Compensated Employee, so that one of the tests will be satisfied:

(1)       first, by reducing the post-tax contributions by the Member under Section 4.1(C) with respect to the balance of the Compensation payable to the Member for that Plan Year; and

(2)       second, no later than the end of the following Plan Year, by paying to the Member in cash a portion of the Post-tax Contribution Account pursuant to Section 4.1(C) (adjusted for any gain or loss allocable thereto for such Plan Year).

          Excess aggregate contributions shall be adjusted for any income or loss. The income or loss allocable to excess aggregate contributions is the income or loss allocable to the Post-tax Contribution Account, Company Contribution Account, ESOP Post-tax Contribution Account, ESOP Company Contribution Account (if any, and if all amounts therein are not used in the actual deferral percentage test) and, Pre-tax Contribution Account or ESOP Pre-tax Contribution Account for the Plan Year multiplied by a fraction, the numerator of which is such Member's excess aggregate contributions for the year and the denominator is the Member's account balance(s) attributable to contribution percentage amounts without regard to any income or loss occurring during such Plan Year.

          The amount of excess aggregate contributions for a Highly Compensated Employee under the Plan, subject to the requirements of Section 401(m) of the Code, will be determined on the basis of the amount of Company matching and other contributions made in respect of each of the Highly Compensated Employees to the extent necessary to satisfy the actual contribution percentage (ACP) test. This process shall be repeated until the ACP test is satisfied.

          The amount of excess aggregate contribution for a Plan Year shall be determined only after first determining the excess contributions that are treated as employee contributions due to recharacterization.

          The distribution (or forfeiture, if applicable) of excess aggregate contributions shall be made on the basis of the respective portions of such amount attributable to each Highly Compensated Employee.

          The Plan will be tested for multiple use of the alternative limitation pursuant to the provisions of Section 1.401(m)-2(b) of the Treasury Regulations.

4.6      Diversification of ESOP Account. Each Member who has both attained age 55 and completed ten years of service may elect, in accordance with procedures established by the Employee Benefits Committee as to the time, form and manner in which the election is made, to have up to 100% of the shares of Company Stock in his ESOP Account transferred to the Member's Savings Account and invested according to the Member's designation of Investment Options. Each such Member shall be notified in writing prior to the date the Member attains age 55 and completes 10 years of service of his rights to diversify his ESOP Account and of the Investment Options then available.

4.7      Stock Loan Contributions

(A)       Company Obligation. The Company shall make contributions to the Plan in an amount equal to the principal and interest required to be paid on all Stock Loans during the Plan Year, reduced by dividends which are applied to make such payments as provided in paragraph (D) of this Section. The Company may in its discretion provide for additional Company contributions to the Plan to be applied to the payment of a Stock Loan. The proceeds of each Stock Loan shall be used exclusively to acquire shares of Company Stock or to refinance a prior Stock Loan used to acquire shares of Company Stock.

(B)       Stock Loans. The following provisions shall be applicable to Stock Loans.

(i)       Each Stock Loan shall be for a specific term, shall bear a reasonable rate of interest and shall be primarily for the benefit of Members and their beneficiaries. The only assets which may be pledged as collateral for a Stock Loan are shares of Company Stock which are acquired with the proceeds of the Stock Loan. A lender shall have no recourse against the Trust Fund except with respect to collateral given for a Stock Loan, contributions by the Company pursuant to paragraph (A) of this Section to repay the Stock Loan and earnings attributable to the collateral and the investment of such contributions. In the event of default under a Stock Loan, the value of Trust Fund assets transferred in satisfaction of the Stock Loan shall not exceed the amount of the default.

(ii)       Payments with respect to a Stock Loan shall be made only from contributions by the Company pursuant to paragraph (A) of this Section, earnings attributable to such contributions, cash dividends received by the Trust Fund with respect to shares of Company Stock acquired with the proceeds of a Stock Loan and, in appropriate circumstances, the proceeds from the disposition of shares of Company Stock acquired with the proceeds of a Stock Loan.

(iii)       All shares of Company Stock acquired with the proceeds of a Stock Loan shall be placed initially in the Stock Loan Suspense Account. To the extent such shares are pledged as collateral for a Stock Loan, the shares held as collateral in the Suspense Account may be physically segregated from other assets of the Trust Fund. Any pledge of shares of Company Stock must provide for the release of the shares so pledged as payments on the Stock Loan are made and for shares to be transferred to Stock Loan ESOP Account pursuant to paragraph (C) of this Section. Except as set forth in this Section, or as otherwise provided by applicable law, no shares of Company Stock acquired with the proceeds of a Stock Loan may be subject to a put, call or other option, or buy-sell or similar arrangement while held by and when distributed from the Plan. The protections and rights provided by this paragraph shall continue to be applicable after the repayment of the Stock Loan and even if the Plan ceases to be an employee stock ownership plan under Section 4975(e)(7) of the Code.

(C)       Release of Company Stock from Stock Loan Suspense Account. In each Plan Year in which payments are made by the Plan with respect to a Stock Loan, a number of shares of Company Stock held in the Stock Loan Suspense Account shall be released for allocation to the Stock Loan ESOP Accounts of Members. The number of shares released shall bear the same ratio to the number of shares which are attributable to the Stock Loan and are in the Stock Loan Suspense Account prior to the release as (i) the principal and interest payments made on such Stock Loan in the Plan Year bears to (ii) the sum of the payments described in clause (i) and the total remaining principal and interest payments required (or projected to be required on the basis of the interest rate applicable as of the end of the Plan Year) to satisfy the Stock Loan. For this purpose, each Stock Loan and the Company Stock purchased in connection therewith shall be considered separately.

(D)       Allocations with Respect to Dividends. To the extent a Stock Loan provides that dividends on Company Stock held in the Stock Loan Suspense Account shall be used to make payments on the Stock Loan, as soon as practicable following the release of Company Stock from the Stock Loan Suspense Account as a result of payment on a Stock Loan made in whole or in part with cash dividends on Company Stock, a portion of the total number of shares so released shall be released for allocation to the Members' Stock Loan ESOP Accounts based on the amount of such dividends used to make the payment. The portion so released shall be calculated separately with respect to (i) cash dividends on Company Stock acquired with the proceeds of an ESOP Loan and held in Members' Stock Loan ESOP Accounts (the 'Allocated Dividends') and (ii) cash dividends on Company Stock held in the Stock Loan Suspense Account (the 'Unallocated Dividends').

The number of released shares with respect to Allocated Dividends shall be the total number of shares released on account of the Stock Loan payment multiplied by a fraction. The numerator of the fraction shall be the amount of the Allocated Dividends used to make the payment. The denominator of the fraction shall be the fair market value of the total number of shares released as a result of the payment. The number of released shares with respect to Allocated Dividends shall be allocated among the Members' Stock Loan ESOP Accounts in the same proportion that the Allocated Dividends in each Member's Stock Loan ESOP Account used to make the loan amortization payments bears to the total amount of such Allocated Dividends.

The number of released shares with respect to Unallocated Dividends shall be the balance (after the application of the preceding paragraph) of the shares released on account of the Stock Loan payment, multiplied by a fraction. The numerator of the fraction shall be the amount of Unallocated Dividends used to make the payment. The denominator of the fraction shall be the amount of the payment reduced by the amount of Allocated Dividends used to make the payment, if any. The number of released shares with respect to Unallocated Dividends shall be allocated among the Members pursuant to paragraph E of this Section.

(E)       Allocation of Company Stock. As soon as practicable following each Stock Loan payment, all shares of Company Stock that have been released from the Stock Loan Suspense Account as a result of the Stock Loan payments that have not and will not be allocated pursuant to paragraph (D) of this Section shall be released to the Members' Stock Loan ESOP Accounts as set forth below. The number of shares of Company Stock allocated to a Member's Stock Loan ESOP Account shall be equal to the total number of shares released multiplied by a fraction. The numerator of the fraction shall be the pre-tax contributions contributed by a Member under Section 4.1(A) during the Plan Year. The denominator of the fraction shall be the total pre-tax contributions contributed by all Members during the Plan Year. In no event shall more than one-third of the contributions by the Company pursuant to paragraph (A) of this Section be allocated to Members who are highly compensated employees within the meaning of Section 414(q) of the Code.

(F)       Diversification Election. Each Member who has both attained age 55 and completed ten years of service may elect, in accordance with the procedures established by the Employee Benefits Committee as to the time, form and manner in which the election is made, to have up to 100% of the shares of Company Stock in his Stock Loan ESOP Account transferred to the Member's Savings Account and invested according to the Member's designation of Investment Options. Each such Member shall be notified in writing prior to the date the Member attains age 55 and completes 10 years of service of his rights to diversify his Stock Loan ESOP Account and of the Investment Options then available.

Article 5
Maximum Contributions and Limitations

5.1    (A)     Defined Contribution Plan Limitation. In the event that the amount required to be contributed by the Company under Section 4.1(B) hereof in respect of any Plan Year would cause the Annual Additions to the accounts of any Member to exceed for any Plan Year the lesser of (i) $30,000, or if greater, one fourth of the defined contribution dollar limitation set forth in Section 415(c)(1)(A) of the Code as in effect for the limitation year, or (ii) twenty-five percent of such Member's total compensation for such Plan Year, then such amount which could have been contributed by a Member as a post-tax contribution shall be reduced. If after such reduction an excess still exists, the amount of the Company contributions under Section 4.1(B) hereof which caused such excess shall be reallocated to the other Members of the Plan in proportion to their Compensation for such Plan Year. However, if the allocation or reallocation of the excess amounts pursuant to the provisions of the Plan causes the limitations described above to be exceeded with respect to each Member for the Plan Year, then these amounts must be held unallocated in a suspense account. If a suspense account is in existence at any time during a particular Plan Year, other than the Plan Year described in the preceding sentence, all amounts in the suspense account must be allocated and reallocated to Members' accounts (subject to the limitations as described above) before any other contributions which would constitute Annual Additions may be made to the Plan for that Plan Year. In any Plan Year in which no more than one-third of Company contributions pursuant to Section 4.7 are allocated to Members who are Highly Compensated Employees, the Annual Addition shall be determined without regard to the Member's deemed share of the portion of the Company's contribution applied to interest on a Stock Loan.

(B)       Combined Limitation. In addition to the limitation of Section 5.1(A) hereof, if a Member participates in a defined benefit plan maintained by the Company any adjustment required to satisfy Section 415(e) of the Code shall be made to the Member's benefit under the defined benefit plan. This Section 5.1(B) shall be ineffective for Plan Years beginning on or after January 1, 2000.

5.2       Minimum Benefits in Top Heavy Plan Years

(A)       Definitions. For purposes of determining whether the Plan is Top Heavy, the following definitions shall be applicable:

(i)       Key Employee. Any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the determination period was an officer of the Company if such individual's annual compensation exceeds 50 percent of the dollar limitation under Section 415(c)(1)(A) of the Code, an owner (or considered an owner under Section 318 of the Code) of one of the ten largest interests in the Company if such individual's compensation exceeds 100 percent of the dollar limitation under Section 415(c)(1)(A) of the Code, a 5-percent owner of the Company, or a 1-percent owner of the Company who has an annual compensation of more than $150,000. Annual compensation means compensation as defined in Section 415(c)(3) of the Code, but including amounts contributed by the Company pursuant to a salary reduction agreement, which are excludable from the Employee's gross income under Section 125, Section 132(f)(4), Section 401(e)(3), Section 402(h) or Section 403(b) of the Code. The determination period is the Plan Year containing the determination date and the 4 preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the regulations thereunder.

(ii)       Stock. Stock means the outstanding stock of Allegheny Energy, Inc. within the meaning of Section 416(i)(1)(B) of the Code.

(iii)       Non-Key Employee. Non-Key Employee means any Employee who is not a Key Employee.

(iv)       Determination Date. Determination Date means for any Plan Year, the last day of the preceding Plan Year.

(v)       Qualified Plan. Qualified Plan means any plan maintained by the Company which satisfies the qualification requirements of Section 401(a) of the Code.

(vi)       Aggregation Group. Aggregation Group means each Qualified Plan in which one or more Key Employees are participants, each Qualified Plan that enables a Qualified Plan in which one or more Key Employees are participants to satisfy the requirements of Section 401(a)(4) or Section 410 of the Code, and each Qualified Plan that the Company designates as part of the Aggregation Group, provided that the resulting Aggregation Group satisfies the requirements of Section 401(a)(4) and Section 410 of the Code.

(B)       Top Heavy Plan. The Plan will be Top Heavy for any Plan Year beginning on or after January 1, 1984 if, as of Determination Date for such Plan Year, the sum of (1) the aggregate of the present value of accrued benefits for Key Employees under each defined benefit plan (as defined in Section 414(j) of the Code) in the Aggregation Group and (2) the aggregate of the value of the accounts for Key Employees under each defined contribution plan (as defined in Section 414(i) of the Code) in the Aggregation Group, exceeds 60% of the sum of the present value of accrued benefits and the value of accounts for Key Employees and Non-Key Employees under each Qualified Plan in the Aggregation Group.

In determining the present value of accrued benefits and the aggregate value of accounts there shall be included any distributions made from the Qualified Plan with respect to the Key Employee or Non-Key Employee during the five-year period ending on the Determination Date and there shall be excluded the present value of accrued benefits and the value of accounts with respect to a Key Employee or Non-Key Employee who has not received any Compensation from the Company at any time during the five-year period ending on the Determination Date.

(C)       Minimum Contributions. If the Plan is Top Heavy in any Plan Year, each Participant who is a Non-Key Employee shall receive a minimum contribution from the Company of 3% of his total compensation for such Plan Year. Notwithstanding the foregoing:

(i)       a minimum contribution shall not be made with respect to a Non-Key Employee to the extent he has been provided with the minimum benefit required by Section 416(c) of the Code with respect to such Plan Year under a Qualified Plan which is a defined benefit plan; and

(ii)       the minimum contribution percentage under this Section shall in no event exceed the highest percentage of the total Compensation at which contributions are made by the Company for such Plan Year for the account of any Key Employee.

(iii)       if the highest rate allocated to a Key Employee, in a year in which the Plan is considered Top Heavy, is less than 3%, the amounts contributed as a result of a salary reduction agreement must be included in determining contributions made on behalf of Key Employees.

(D)       Top Heavy Combined Limitations. If Members are covered under both a defined contribution and a defined benefit plan of the Company, the factor of 1.0 times the dollar limitation must be used when the Top Heavy ratio exceeds 90%. If the Top Heavy ratio does not exceed 90% and the Company uses a factor of 1.25 in the denominator of the IRS Section 415 fraction, a defined benefit minimum of 3% per year of service shall be provided. This Section 5.2(D) shall be ineffective for Plan Years beginning on or after January 1, 2000.

Article 6
Administration

6.1      Expenses

(A)       The expenses of establishing and amending the stock ownership plan and the Trust Agreement shall be paid from the Company Stock Ownership Plan Contribution for the applicable Plan Year (or any succeeding year) but not in excess of the sum of (i) 10% of the first $100,000 of the Company Stock Ownership Plan Contribution and (ii) 5% of the Company Stock Ownership Plan Contribution in excess of $100,000.

(B)       The expenses of administering the stock ownership plan shall be paid by the Trust Fund but not in excess of the lesser of (i) the sum of (A) 10% of the first $100,000 of the income from dividends paid to the stock ownership plan with respect to Company Shares during the Plan Year and (B) 5% of such dividends in excess of $100,000, or (ii) $100,000, or by the Company.

(C)       All other reasonable fees and expenses in connection with the Plan shall be paid by the Company.

6.2      Employee Benefits Committee. The Employee Benefits Committee shall be the Plan administrator. The Employee Benefits Committee shall consist of not less than three or more than five members appointed from time to time by the Finance Committee and shall serve at the pleasure of the Finance Committee.

6.3      Appointment and Resignation. Any person appointed a member of the Employee Benefits Committee shall become such upon notice in writing to the Finance Committee of his acceptance. Any member of the Employee Benefits Committee may resign by delivering a written resignation to the Finance Committee, and such resignation shall become effective upon the date specified therein.

6.4      Officers. The Finance Committee shall appoint a Chairman and a Secretary of the Employee Benefits Committee. The Secretary may, but need not be, a member of the Employee Benefits Committee. The Employee Benefits Committee may appoint from its members such committees with such powers as it shall determine, may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on its behalf, and may employ counsel and agents and such clerical, accounting, performance evaluation, and actuarial services as it may require in carrying out the provisions of the Plan.

6.5      Quorum. A majority of the members of the Employee Benefits Committee at the time in office shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Employee Benefits Committee may be made or taken at any meeting thereof at which a quorum is present by a majority of the members present, or without a meeting by a resolution or memorandum concurred in by a majority of the members then in office.

6.6      Powers. The Employee Benefits Committee shall administer the Plan and shall have the power and the duty to take all administrative action and to make all administrative decisions necessary or proper to carry out the Plan. The Employee Benefits Committee shall be authorized to delegate administrative responsibilities to any personnel department of the Company. The determination of the Employee Benefits Committee as to any question involving the general administration and interpretation of the Plan shall be final. Any discretionary actions to be taken under the Plan by the Employee Benefits Committee shall be uniform in their nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Employee Benefits Committee shall have the following powers and duties:

(A)       To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

(B)       To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem advisable for the efficient administration of the Plan;

(C)       To interpret the Plan and to resolve ambiguities, inconsistencies, and omissions;

(D)       To decide on the eligibility of any Employee to participate in the Plan;

(E)       To determine each Employee's Compensation, service, and the benefits which shall be payable to any person in accordance with the provisions of the Plan; and

(F)       To make such reports to government agencies and Employees as may be required by ERISA.

6.7      Compensation. No Member of the Employee Benefits Committee shall receive any Compensation for his services as such.

6.8       Claim Procedure. The Employee Benefits Committee shall provide adequate notice in writing to any person whose claim for benefits under the Plan has been denied, setting forth specific reasons for denial in a manner calculated to be understood by the recipient of such notice without legal counsel. In addition, the Employee Benefits Committee shall establish a procedure whereby a person whose claim for benefits has been denied is afforded a full and fair review of its determination. Such review procedure shall comply with the requirements of ERISA and the regulations issued thereunder.

6.9      Disbursements. The Employee Benefits Committee shall determine the manner in which the assets of the Plan shall be disbursed, including the form of voucher or warrant to be used in making disbursements and the qualification of persons authorized to approve or sign the same.

6.10       Multiple Fiduciary Capacity. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

Article 7
General Provisions

7.1       Eligibility and Membership

(A)       Employees of the Company are eligible to participate in the Plan upon employment. An Employee who is represented by a collective bargaining unit whose collective bargaining agreement provides for membership in the Plan will become a Member on the effective date of such agreement or when the requirements of this Section hereof have been met, whichever is later.

(B)       An Employee who satisfies all the requirements for eligibility under Section 7.1 shall become a Plan Member by notifying the Recordkeeper and enrolling in the Plan.

(C)       An Employee who becomes a Plan Member shall remain a Member as long as he has a Account Balance.

7.2       Distribution Upon Termination of Employment

(A)       Unless otherwise elected under Section 7.3, a Member's Account shall be distributed in a lump sum to him, or in the event of death, to his Beneficiary, upon his ceasing to be an Employee on account of retirement, death, disability, or other termination of employment.

(B)       Distribution of the Account to a Member or Beneficiary shall commence as soon as practicable after the event giving rise to such distribution but in no event shall the distribution process begin later than the 60th day after the close of the Plan Year in which the Member terminates or elects to receive a deferred distribution.

(C)       Distribution of the Company Stock in the Stock Account, ESOP Account, Stock Loan ESOP Account and Company Contribution Account shall be made in the form of whole number of shares plus cash for any fractional shares. Any fractional shares in the combined Accounts shall be sold and valued on the basis of the transaction price on the business day on which the redemption occurs.

(D)       The Employee Benefits Committee, at the Member's request (or at the request of the Member's Beneficiary), will direct the Trustee to sell the Company Stock in the Member's Stock Account, ESOP Account, Stock Loan ESOP Account and/or Company Contribution Account at the Member's expense.

(E)       If a payment is one to which Sections 401(a)(11) and 417 of the Code do not apply, such payment may be made or commenced less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

(i)       the Employee Benefits Committee clearly informs the Member that the Member has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a payment (and, if applicable, a particular payment option), and

(ii)      the Member, after receiving the notice, affirmatively elects a payment.

7.3      Deferral of Distribution. If the value of the account of a Member, who terminates employment for any reason other than death prior to attaining age 70-1/2, is at least $5,000 (or other such amount as provided in Section 411(A)(11)(D) of the Code), the Member may elect to defer receipt of the distribution until no earlier than the date the Member attains age 55 and no later than April 1 of the year after the year in which the Member attains age 70-1/2. In the event of death of a Member who has elected to defer distribution of the Member's account, the Member's deferred distribution account will be distributed to his Beneficiary as soon as practicable after the Member's death.

          A Member who has deferred his distribution may not make contributions to, or withdrawals from his Account including loans, hardship withdrawals, and/or requests for distribution of the Stock Ownership Plan Account. Exchanges between Savings Plan Investment Funds and exchanges from the Company contribution account into the investment funds will be permitted. Exchanges into the Company contribution account will not be permitted.

          Failure of a Member to consent to a distribution which is immediately distributable shall be deemed to be an election to defer a distribution.

7.4      Minimum Distribution. Notwithstanding anything contained herein to the contrary, payment of benefits to a Member who remains in employment after the end of the calendar year in which he attains Age 70 1/2 will be made no later than April 1 of the calendar following the calendar year in which the Member attains age 70 1/2, unless the Member elects to defer commencement of benefits to a date no later than April 1 of the calendar year following the calendar year in which his employment terminates. Further distributions will be made by December 31 of each calendar year thereafter. To the extent such distribution is made from the Member's Stock Account, ESOP Account, Stock Loan ESOP Account and/or Company Contribution Account, the provisions of Sections 7.2(C) and (D) shall be applicable.

7.5      Direct Rollovers of Distributions. A Distributee may elect, at the time and in the manner prescribed by the Employee Benefits Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(A)       Definitions.

(i)       Eligible Rollover Distribution: An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

(a)       Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more;

(b)       Any distribution to the extent such distribution is required under Section 401(a)(9) of the Code;

(c)       The portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Company securities);

(d)       Any distribution with a value of $200 or less; and

(e)       Any distribution on account of hardship pursuant to Section 4.3(B).

(ii)       Eligible Retirement Plan: An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(iii)       Distributee: A Distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

(iv)      Direct Rollover: A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

7.6       Qualification Under Internal Revenue Code. Anything herein to the contrary notwithstanding, if a final determination letter is received from the Internal Revenue Service that the Plan as herein set forth or as amended prior to the receipt of such ruling, does not qualify under Sections 401 and 501 of the Code as to the Company for the first taxable year for which it has been adopted by the Company, the Company, at its option, may withdraw all contributions theretofore made by it and any income earned thereon, less all expenses incurred, at the then current value thereof, and the Plan shall thereupon terminate. In the event of termination of the Plan pursuant to this Section, there shall also be forthwith paid to each Member the then value, if any, of all contributions made on his behalf. In the event of the receipt of such an adverse determination letter and the termination of the Plan, no Member or beneficiary of a Member shall have a right or claim against the Fund or to any benefit under the Plan, and no benefits shall be paid to any Member, former Member, or his beneficiary.

7.7       Qualified Domestic Relations Orders. A separate account will be established for amounts payable to an individual granted alternate payee status in accordance with a qualified domestic relations order. The alternate payee may not make contributions to his/her account, request loans, hardship withdrawals or post-tax withdrawals from the account.

A Qualified Domestic Relations Order may provide for payment to an alternate payee prior to 'Earliest Retirement Age' as defined in Section 414(p) of the Internal Revenue Code provided that payment is to be made in a lump sum.

7.8       Military Service. Notwithstanding anything contained herein to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

Article 8
Amendment, Merger and Termination

8.1       Amendment or Termination. The Board of Directors of the Allegheny Energy, Inc. or any person or persons duly authorized by said Board of Directors of reserves the right to amend or terminate the Plan without the consent of any Employee, Member, Beneficiary, or other person; provided, however, that no such amendment or other modification of the Plan shall make it possible for any part of the Trust Fund to be used for, or diverted to, purposes other than for the exclusive benefit of Members and Beneficiaries under the Plan (other than such part as is required to pay taxes and administrative expenses).

The decision to amend or terminate the Plan may be for any reason including, but not limited to, changes in federal or state laws governing this Plan (including the requirements of the Code or ERISA).

8.2      Merger. In the event of any merger or consolidation with or transfer of assets or liabilities of the Plan to any other plan qualified under Section 401(a) of the Code, each Member shall be entitled to receive a benefit immediately after the merger, consolidation, or transfer (if the Plan then terminated) which is at least equal to the benefit the Member would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

Article 9
Miscellaneous Provisions

9.1       Nature of Plan. This Plan shall not be deemed to constitute a contract between the Company and any Employee or other person in the employ of the Company, nor shall anything herein contained be deemed to give any Employee or other person in the employ of the Company any right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee or such other person at any time and to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

9.2       Voting Rights. All whole and fractional shares of Company Stock allocated to a Member's Account shall be voted by the Trustee as the Member directs in writing from time to time. The Trustee shall solicit the directions before each annual or special stockholders' meeting of Allegheny Energy, Inc. from each Member. Upon timely receipt of the directions, the Trustee shall vote those shares in accordance with the directions received. Shares for which timely receipt of directions are not received shall not be voted by the Trustee.

9.3       Assignments. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefits, except as specifically provided in the Plan or unless pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code.

If any Member or other person entitled to benefits under the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any benefit under the Plan, except as specifically provided herein, then such benefit shall, in the discretion of the Employee Benefits Committee, cease and determine, and in that event the Employee Benefits Committee shall hold or apply the same to or for the benefit of such Member or Beneficiary, children, or other dependents, or any of them in such manner and in such proportion as the Employee Benefits Committee may deem proper.

9.4       Indemnification. The members of the Board of Directors of Allegheny Energy, Inc., the Finance Committee, the Employee Benefits Committee, and other Employees to whom fiduciary responsibility is delegated under the provisions of the Plan (except the Trustees) shall be indemnified by the Company for all acts or omissions in connection with their fiduciary responsibilities, except for acts or omissions occasioned by their own gross negligence or willful misconduct. No member of the Finance Committee or of the Employee Benefits Committee shall be liable for the neglect, omissions, or wrongdoing of any other member, or for the neglect, omissions, or wrongdoing of the agents or counsel of the committee, except as provided in ERISA.

9.5       Jurisdiction. To the extent not inconsistent with or superseded by ERISA, the provisions of the Plan shall be construed, administered, and governed by the laws of the State of New York.

9.6       Dividend Pass-through Election. Effective as of December 30, 2001, any dividend payable with respect to Company Stock held on the record date for such dividend shall be applied as follows:

(A)       Company Stock Allocated to a Member's Stock Account, ESOP Account, Stock Loan Account or Company Contribution Account.

(i)       If such Member shall have given proper direction to the Trustee prior to 4:00 p.m. prevailing Eastern Time of the fourth business day before the ex-dividend date, the dividend (other than the dividend with respect to the Stock Loan ESOP Account, Company Contribution Account and ESOP Company Contribution Account of a Member who has not completed one year of Vesting Service) shall be paid in cash to such Member (or, if such Member shall have died, his or her Beneficiary) as soon as practicable after the dividend payable date, but in no event later than 90 days after the close of the Plan Year in which the dividend was paid.

(ii)       In the absence of a 'pay in cash' direction under, and by the time specified above, the Member shall conclusively be presumed to have elected to have such dividend paid to the Plan and applied to purchase additional shares of Company Stock, which shall be credited to the applicable Account for the Member.

(B)       Company Stock Held in Stock Loan Suspense Account. Dividends paid on the Company Stock that is held in a Stock Loan Suspense Account shall be used to make payments on the Stock Loan (or other indebtedness assumed by the Plan to purchase Common Stock) if the Stock Loan documents so provide. Otherwise, such dividends may either be used for such purpose or, at the direction of the Board of Directors of Allegheny Energy, Inc., will be:

(i)       paid in cash to Members (or their Beneficiaries) in the same proportion that balance in each such Member's Stock Account bears to the sum of the balances of all Stock Loan Accounts as of the most recent valuation date;

(ii)       paid to the Plan, and then distributed in cash to Members (or their Beneficiaries) in the same amount as described in clause (i) above, as soon as practicable after the dividend payable date, but not later than 90 days after the close of the Plan Year in which the dividend was paid; or

(iii)       allocated to Member's Stock Loan Accounts in proportion to their respective Stock Loan Account balances.